VONAGE HOLDINGS CORP.
2006 INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
“Participant”: [●]
“Date of Award”: [●]
This agreement (the “Agreement”), effective as of the Date of Award set forth above, represents the grant of Restricted Stock Units by Vonage Holdings Corp., a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Vonage Holdings Corp. 2006 Incentive Plan (the “Plan”). Capitalized terms have the meanings ascribed to them under the Plan, unless specifically set forth herein.
The parties hereto agree as follows:

1.	Grant of Restricted Stock Units.
As of the Date of the Award, the Company hereby grants to the Participant Restricted Stock Units covering an aggregate Target Number of ________ Shares (the “Restricted Stock Units”) in the manner and subject to the terms and conditions of the Plan and this Agreement, as follows:
“Time-Vesting RSUs”:     _____________
“Performance-Vesting RSUs”:_____________ in three tranches as follows:
“Tranche 1 RSUs”: ___________
“Tranche 2 RSUs”: ___________
“Tranche 3 RSUs”: ___________
The Performance-Vesting RSUs are intended to be Performance Units that constitute “qualified performance-based compensation” as that term is used in Section 162(m) of the Code, which Performance-Vesting RSUs shall be subject to the terms and conditions of Section 6(h) of the Plan.

2.	Vesting of Restricted Stock Units.

Except as otherwise provided in this Section 2, the Restricted Stock Units shall vest as follows:
(a)Tranche 1 RSUs
(b)Tranche 2 RSUs
(c)Tranche 3 RSUs
(d)The Committee shall determine, in its sole discretion, and certify in writing whether and the extent to which each component of the Performance Goals was achieved with respect to the applicable performance year. Such determination and certification shall occur as soon as practicable following the approval by the Audit Committee of the Board of the Company’s audited financial statements for the applicable performance year. For the avoidance of doubt, pursuant to Section 6(h)(i) of the Plan and subject to compliance with Section 162(m) of the Code, the Committee may adjust the Performance Goals (including, without limitation, to prorate goals and payments for a partial plan year) in the event of the following occurrences: (i) non-recurring events, including divestitures, spin-offs, or changes in accounting standards or policies, (ii) mergers and acquisitions, and (iii) financing transactions.
(e)To the extent not previously vested in accordance with this Section 2, in the event that the Participant’s employment terminates on or prior to the first anniversary of a Change of Control, due to termination by the Company without Cause or by the Participant for Good Reason, (i) the Time-Vesting RSUs shall vest as of the date of termination of employment and (ii) the Tranche 1, Tranche 2 and Tranche 3 RSUs shall vest as of the date of termination of employment, subject to actual achievement of the applicable Performance Goals.
(f)To the extent not previously vested in accordance with this Section 2, in the event of the Participant’s death, one-half the number of unvested Restricted Stock Units will vest as of the date thereof and such vested Restricted Stock Units shall be settled in Shares within fifteen days following such vesting date.
(g)To the extent not previously vested in accordance with this Section 2, in the event of the Participant’s Disability, one-half the number of unvested Restricted Stock Units will vest as of the date thereof and such vested Restricted Stock Units shall be settled in Shares within fifteen days following such vesting date.
(h)To the extent not previously vested in accordance with this Section 2, if the Participant’s employment terminates for a reason other than as set forth in Sections [2(b)(i)(B),] 2(e), 2(f) or 2(g) above, the Restricted Stock Units will terminate immediately and be of no force or effect.
(i)For purposes of this Section 2, the following terms have the meanings set forth below:

“Cause” shall have the meaning specified in the Participant’s offer letter, employment or similar agreement with the Company if such agreement defines the term “Cause” or other term of like import, or, if the Participant is not party to any such agreement with the Company, shall mean (i) material failure to perform employment duties (not as a consequence of any illness, accident or other disability), (ii) continued, willful failure to carry out any reasonable lawful direction of the Company, (iii) diverting or usurping a corporate opportunity of the Company, (iv) gross negligence or recklessness in performance of employment duties, (v) other serious willful misconduct which causes material injury to the Company or its reputation, including, but not limited to, willful or gross misconduct toward any of the Company’s other employees, and (vi) commission of a felony or a crime involving moral turpitude.
“Disability” shall have the meaning specified in the Participant’s offer letter, employment or similar agreement with the Company if such agreement defines “Disability” or other term of like import, or, if the Participant is not party to any such agreement with the Company, shall mean the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefit for a period of not less than three months under an accident and health plan covering employees of the Company.
“Good Reason” shall have the meaning specified in the Participant’s offer letter, employment or similar agreement with the Company if such agreement defines the term “Good Reason” or other term of like import, or, if the Participant is not party to any such agreement with the Company, shall mean, without the Participant’s consent, a (i)  material diminution in the Participant’s authority, duties or responsibilities, or (ii) material relocation by the Company following a Change of Control which shall mean the Company changes the Participant’s principal place of employment to a location more than 30 miles distant from the location of the Participant’s principal place of employment at the time of the Change of Control. Notwithstanding the foregoing, no event or condition described above shall constitute Good Reason unless (a) the Participant gives the Company written notice of his intention to terminate employment for Good Reason and the grounds for such termination, (b) the notice is provided within 60 days after the occurrence of the event giving rise to the Good Reason termination, and (c) the grounds for termination are not corrected by the Company within 30 days after its receipt of such notice. If the Company does not correct the grounds for termination during the 30-day cure period following the notice of termination, the Participant’s termination of employment for Good Reason must become effective within 30 days after the end of the cure period.
[Additional Definitions as Necessary]

3.	Settlement of Shares of Common Stock
Within 60 days following the Date of Award under this Agreement, the Participant shall establish a brokerage account (“Brokerage Account”) in the manner directed by the Company. Vested Time-Vesting RSUs shall be settled in Shares within fifteen days following the date on which such Time-Vesting RSUs vest. Except as otherwise provided in Sections [2(b)(i)(B),] 2(f) and 2(g), vested Performance-Vesting RSUs shall be settled in Shares in the year following the year in which such Performance-Vesting RSUs vest pursuant to Section 2, as soon as practicable following the Committee’s written certification of the extent to which the applicable Performance Goals were achieved, but in no event later than December 31 of such year.

4.	Rights as Stockholder
The Participant shall have no rights as a stockholder of the Company with respect to the Shares covered by the Restricted Stock Units until such time as the Shares have been issued and delivered to the Participant.

5.	Transferability
Unless permitted by the Committee in accordance with the terms of the Plan, the Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

6.	Miscellaneous
(a)This Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan's terms shall completely supersede and replace the conflicting terms of this Agreement.
(b)This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required or, the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement. The Committee shall have the right to impose such restrictions on any Shares acquired pursuant to the Restricted Stock Units as it deems necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky or state securities laws applicable to Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.
(c)The Restricted Stock Units are intended to comply with or be exempt from Section 409A of the Code, as applicable and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. For the avoidance of doubt, Section 18(e) of the Plan is herein incorporated by reference. Notwithstanding the forgoing or any provision of the Plan or this Agreement, if any provision of this Agreement or the Plan contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision in order to comply with the requirements of Section 409A of the Code or to satisfy the conditions of any exception therefrom, or otherwise to avoid the imposition of the additional income tax and interest under Section 409A of the Code, while maintaining, to the maximum extent practicable, the original intent and economic benefit to the Participant, without materially increasing the cost to the Company, of the applicable provision. Nothing contained herein shall constitute any representation or warranty by the Company regarding compliance with Section 409A of the Code. The Company shall have no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A of the Code on any person and the Company, its subsidiaries and affiliates, and each of their respective employees or representatives, shall have no liability to Participant with respect thereto. For purposes of Section 409A, Participant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(d)Delivery of the Shares underlying the Restricted Stock Units will be subject to the Participant satisfying all applicable federal, state, local and foreign taxes. The Company shall have authority to deduct or withhold from all amounts payable to the Participant in connection with the Restricted Stock Units, or require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law.
(e)To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the Date of Award.
VONAGE HOLDINGS CORP.

By:	______________________ Name: Title: Participant

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